STOCK PURCHASE AGREEMENT

Dated as of July 3, 2008

by and among

IEH FM Holdings LLC

Icahn Enterprises Holdings L.P.,

Barberry Corp.,

and

Thornwood Associates Limited Partnership

i

4.1	Organization of Barberry.	13
4.2	Authority.	13
4.3	No Conflicts.	14
4.4	Governmental Consents and Approvals.	14
4.5	Solvency of Barberry.	14
4.6	Brokers.	14
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND IEH		15
5.1	Organization of Buyer and IEH.	15
5.2	Authority.	15
5.3	No Conflicts.	15
5.4	Consents and Approvals.	16
5.5	Brokers.	16
5.6	Investor Representation.	16
ARTICLE VI INDEMNIFICATION		16
6.1	Indemnification by Barberry.	16
6.2	Claims.	17
6.3	Notice of Third Party Claims; Assumption of Defense.	18
6.4	Settlement or Compromise.	18
6.5	Failure of Barberry to Act.	19
6.6	Tax Character.	19
6.7	Sole and Exclusive Remedy.	19
ARTICLE VII DEFINITIONS		19
7.1	Defined Terms.	19
ARTICLE VIII MISCELLANEOUS		26
8.1	Investigation.	26
8.2	Survival of Representations and Warranties.	26
8.3	Entire Agreement.	26
8.4	Waiver.	26
8.5	Amendment.	26
8.6	No Third Party Beneficiary.	26
8.7	Assignment; Binding Effect.	27
8.8	Headings.	27
8.9	Invalid Provisions.	27
8.10	Governing Law.	27
8.11	Counterparts.	27
8.12	Waiver of Jury Trial.	27
8.13	Consent to Jurisdiction.	28
8.14	Expenses.	28
8.15	Notices.	28
8.16	Further Assurances.	30

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 3, 2008, by and among Icahn Enterprises Holdings L.P., a Delaware limited partnership (“IEH”), IEH FM Holdings LLC, a Delaware limited liability company (“Buyer”), the sole member of which is IEH, Thornwood Associates Limited Partnership, a Delaware limited partnership (“Seller”) and Barberry Corp., a Delaware corporation and the general partner of Thornwood (“Barberry”). Capitalized terms not otherwise defined herein have the meanings set forth in Article VII.

Recitals:

WHEREAS, Seller owns 75,241,924 shares of Class A common stock (the “FMO Stock”) of Federal-Mogul Corporation, a Delaware corporation (the “Corporation”), which FMO Stock currently represents approximately 74.87% of the total issued and outstanding shares of capital stock of the Corporation;

WHEREAS, Seller acquired (i) 50,100,000 shares of its FMO Stock pursuant to the exercise of two options on February 25, 2008, which options Seller acquired from the Asbestos Trust pursuant to the Stock Option Agreement (the “Trust Stock”) and (ii) 25,141,924 shares of its FMO Stock pursuant to and in connection with the FMO Bankruptcy Plan in respect of certain securities of the Corporation held by Seller prior to the Corporation’s reorganization (the “Claims Stock”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 50,750,000 shares of Seller’s FMO Stock (the “Purchase Stock”, which Purchase Stock shall consist of all of Seller’s Trust Stock plus 650,000 shares of Seller’s Claims Stock) upon the terms and subject to the conditions in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

TERMS OF THE TRANSACTION

1.1 Agreement to Sell and to Purchase the Purchase Stock. At the Closing, and on the terms set forth in this Agreement, Seller shall cause the Purchase Stock to be sold, assigned, transferred, delivered and conveyed to Buyer, and Buyer shall purchase and accept the Purchase Stock.

1.2 Purchase Price and Payment. In consideration of the sale of the Purchase Stock to Buyer, Buyer shall pay to Seller at the Closing Seventeen Dollars ($17.00) for each share of Purchase Stock, for an aggregate consideration of Eight Hundred Sixty Two Million Seven Hundred Fifty Thousand Dollars ($862,750,000) (the “Purchase Price”).

1.3 Closing. The closing of the sale and purchase of the Purchase Stock (the “Closing”) shall take place (a) at the offices of the Buyer, located at White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 or such other place as the parties may agree, at 10:00 a.m., local time, on the date hereof or (b) at such other time, date or place as Seller and Buyer may agree. The date on which the Closing occurs is herein referred to as the “Closing Date”. The Closing shall be deemed effective for all accounting, financial and reporting purposes as of the close of business on the Closing Date.

1.4 Actions at the Closing. At the Closing: (i) Buyer shall deliver to Seller the Purchase Price by wire transfer in immediately available funds to a bank account or accounts specified by Seller; (ii) Seller shall deliver to Buyer the Purchase Stock, together with instruments of transfer satisfactory to Buyer or, in the case of any Purchase Stock that is held in book-entry form, Seller shall cause such Purchase Stock to be transferred to the account designated in writing by Buyer; (iii) Seller shall deliver to Buyer a statement, meeting the requirements of section 1.1445-2(b)(2) of the Treasury regulations, to the effect that Seller is not a foreign person; (iv) Buyer and Seller shall enter into the FMO Registration Rights Assignment Agreement; and (v) Buyer and Seller shall execute and deliver the Chelonian Assignment and Assumption Agreement.

1.5 Covenant Regarding Purchase and Sale of Additional Purchase Stock.

(a) It is the intention of the parties that the Purchase Stock being transferred from Seller to Buyer hereby represent, upon consummation of the transactions contemplated hereby, a controlling interest in the Corporation equal to at least fifty percent (50%) of the total issued and outstanding capital stock of the Corporation (the “Controlling Interest”). The parties acknowledge that, as of the date hereof, certain options and warrants exercisable for Class A common stock of the Corporation are outstanding (the “Closing Date Convertible Securities”). Accordingly, until October 31, 2008 (or longer if Buyer and Seller otherwise mutually consent), if the Corporation issues any additional shares of FMO Stock (whether upon the exercise of options, warrants and/or other convertible securities or for any other reason) at any time or from time to time (“Additional Third Party Shares”), then automatically and without further action on behalf of Buyer or Seller, effective as of the date (or dates, as the case may be) of issuance of such Additional Third Party Shares (each such date, an “Additional Purchase Date”) (i) Seller hereby sells, assigns, transfers, delivers and conveys to Buyer, and Buyer hereby purchases and accepts from the Seller, a number of FMO Shares equal to fifty percent (50%) of any such Additional Third Party Shares (such transferred shares, the “Additional Purchase Stock”), and (ii) Buyer hereby shall be irrevocably obligated to pay to Seller a purchase price for each such share of Additional Purchase Stock equal to the lower of (x) Seventeen Dollars ($17.00) and (y) the closing price of the FMO Stock on the Business Day immediately preceding the Additional Purchase Date (such price, the “Additional Purchase Price”). Buyer and Seller agree that each purchase and sale of shares of Additional Purchase Stock is intended to transfer to Buyer, as of each applicable Additional Purchase Date, all of the right, title and interest of Seller in such shares of Additional Purchase Stock (including, without limitation, the right to dispose of such shares, the right to receive any dividends and distributions declared with respect thereto, and the right to vote such shares), and shall be deemed to be accompanied by a proxy to vote such shares effective as of the Additional Purchase Date. Any such Additional Purchase Stock shall be considered Purchase Stock hereunder. The Additional Purchase Price and/or the amounts of any Additional Purchase Stock to be delivered hereunder shall be adjusted as necessary to reflect any reclassification, stock split (including a reverse stock split), stock dividend, stock distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction occurring after the date hereof and prior to October 31, 2008. Notwithstanding anything herein to the contrary, the maximum number of shares of Additional Purchase Stock that Seller shall be obligated to sell to Buyer, and that Buyer shall be entitled to purchase from Seller, under this Section 1.5 shall be Four Million Five Hundred Thousand (4,500,000) shares in the aggregate, unless Buyer and Seller otherwise mutually consent.

(b) Promptly following the occurrence of any Additional Purchase Date (and, in any event, within three (3) Business Days thereafter), (i) Buyer shall notify Seller in writing of the number of shares of Additional Purchase Stock that were transferred as of such Additional Purchase Date and shall deliver the purchase price therefor and (ii) Seller shall deliver to Buyer the Additional Purchase Stock, together with instruments of transfer satisfactory to Buyer or, in the case of any Additional Purchase Stock that is held in book-entry form, Seller shall cause to be recorded the transfer of such Additional Purchase Stock to the account designated in writing by Buyer.

(c) Seller covenants and agrees that, except as Buyer and Seller may otherwise mutually consent, until October 31, 2008, Seller shall continue to hold beneficial ownership of not less than Five Million (5,000,000) shares of the FMO Stock owned by Seller immediately following consummation of the transactions contemplated hereby, and Seller and/or one or more custodians for Seller shall hold record ownership thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO SELLER

Except as set forth on the Seller disclosure schedule delivered by Seller to Buyer and IEH concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller hereby makes the following representations and warranties contained in this Article II to Buyer and IEH. The Seller Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article II. Unless otherwise specified herein, disclosure made in any particular Section of the Seller Disclosure Schedule shall be deemed made in any other Section or Sections of the Seller Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face from the text of such disclosure.

2.1 Organization of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

2.2 Authority. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by Seller’s general partner and no other action on the part of Seller or its general partner is necessary for such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

2.3 Title. Seller is the sole owner of the Purchase Stock and has good and valid title to the Purchase Stock, free and clear of all Liens. The delivery of the Purchase Stock and other instruments of transfer delivered by Seller to Buyer at the Closing will transfer to Buyer good and valid title to the Purchase Stock owned by Seller immediately prior to the Closing, free and clear of all Liens.

2.4 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Seller;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller;

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) with or give any notice to any Person, as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Contract or License to which Seller is a party; or

(d) result in the creation or imposition of any Lien upon the Purchase Stock.

2.5 Governmental Consents and Approvals. Other than (i) compliance with any applicable foreign or state securities or blue sky Laws and (ii) the filings or notices that are required and customary pursuant to any state environmental transfer statutes, no consent, authorization or approval of, filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) or registration with, or cooperation from, any Governmental or Regulatory Authority is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

2.6 Brokers. Seller has not used any broker or finder in connection with the transactions contemplated hereby, and neither Buyer nor any Affiliate of Buyer has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by Seller in connection with any of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE CORPORATION AND ITS SUBSIDIARIES

Except as (i) disclosed in the Current FMO SEC Documents (other than any disclosures set forth in any risk factor section or in any section relating to forward-looking statements, and any other disclosures included therein to the extent they are forward-looking in nature, whether or not appearing in such sections), (ii) disclosed in the FMO Bankruptcy Plan and (iii) set forth on the Corporation disclosure schedule delivered by Seller to Buyer and IEH concurrently with the execution and delivery of this Agreement (the “Corporation Disclosure Schedule”), Seller hereby makes the following representations and warranties contained in this Article III to Buyer and IEH. The Corporation Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article III. Unless otherwise specified herein, disclosure made in any particular Section of the Corporation Disclosure Schedule shall be deemed made in any other Section or Sections of the Corporation Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face from the text of such disclosure. Notwithstanding anything to the contrary in this Agreement or the Corporation Disclosure Schedule, each of the representations and warranties contained in this Article III shall be deemed to be qualified in its entirety as to the Knowledge of Seller (such qualification shall be referred to herein as the “General Knowledge Qualifier”; provided, however, that the express use of the word “Knowledge” contained in Sections 3.8(a), 3.8(b), 3.8(g), 3.9, 3.10, 3.12, 3.15(a), 3.16(a), 3.16(b), 3.16(c) and 3.17(b) hereof shall, in each instance, be deemed not to be part of the General Knowledge Qualifier).

3.1 Due Organization.

(a) The Corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted. The Corporation is licensed or qualified to do business and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of its Assets and Properties require such licensing or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Corporation.

(b) Each Subsidiary of the Corporation that was required to be listed in Exhibit 21 to the Corporation’s most recent Annual Report on Form 10-K was so listed. Each Subsidiary of the Corporation has been duly incorporated or organized and is validly existing under the laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted, except where the failure to be so duly incorporated or organized or validly existing, or to have all such requisite power or authority, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each Subsidiary is licensed or qualified to do business as a foreign corporation and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of its Assets and Properties require such licensing or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Corporation consists of 400,000,000 shares of Class A common stock, 50,100,000 shares of Class B common stock and 90,000,000 shares of preferred stock, of which 100,500,000 shares of the Company’s Class A common stock are issued and outstanding as of the date hereof and represent all of the shares of the Corporation’s capital stock issued and outstanding. All of the shares of Purchase Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b) No Person holds any option, warrant, convertible security or other right to acquire any capital stock or other securities of the Corporation. There are no obligations, contingent or otherwise, of the Corporation to repurchase, redeem or otherwise acquire any ownership interests of the Corporation or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.3 SEC Filings.

(a) The Corporation has timely filed all Current FMO SEC Documents required to be filed by the Corporation with the SEC.

(b) As of their respective filing dates, the Current FMO SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 applicable to such Current FMO SEC Documents.

(c) The Current FMO SEC Documents, when filed pursuant to the Securities Act or Exchange Act, as the case may be, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each of the financial statements (including the related notes) of the Corporation included in the Current FMO SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Corporation and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.4 Governmental Approvals; No Violations. Other than (i) compliance with any applicable foreign or state securities or blue sky Laws and (ii) the filings or notices that are required and customary pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by the Corporation with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Corporation from, any Governmental or Regulatory Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Corporation and the consummation of the transactions contemplated hereby.

3.5 No Adverse Effects or Changes. Since December 27, 2007, (i) the Corporation and its Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect; (ii) there has been no change, event, development, damage or circumstance affecting the Corporation and its Subsidiaries, taken as a whole, that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole; (iii) there has not been any material change by the Corporation in its accounting methods, principles or practices, or any material revaluation by the Corporation of any of its assets, including material writing down the value of inventory or material writing off notes or accounts receivable; and (iv) each of the Corporation and its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.6 Title to Properties. Each of the Corporation and its Subsidiaries has good and marketable title to, and each of them is the lawful owner of, all of their property (real and personal) owned by each of them, free and clear of all Liens, except where the failure to possess good and marketable title would not, individually or in the aggregate, adversely affect in any material respect the ability of the Corporation and its Subsidiaries, taken as a whole, to conduct their business in the ordinary course, consistent with past practice; all the property held under lease by the Corporation and its Subsidiaries is held thereby under valid, subsisting and enforceable leases, assuming the due and valid execution by the lessors thereto, except where the failure to have valid, subsisting and enforceable leases would not, individually or in the aggregate, adversely affect in any material respect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice.

3.7 Taxes.

(a) The Corporation and each Subsidiary has duly and timely filed with the appropriate taxing authorities all material Tax Returns required to have been filed. Such Tax Returns are complete and accurate in all material respects. All Taxes shown as due and payable on such Tax Returns have been paid and all other material Taxes for which either the Corporation or any Subsidiary is liable that are due and payable have been paid or adequately reserved for on the financial statements of the Corporation.

(b) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Corporation or any Subsidiary any material deficiency or material claim for Taxes in excess of the reserves established therefor.

(c) Neither the purchase of the Purchase Stock by Buyer nor the purchase of the Trust Stock by Seller pursuant to the Stock Option Agreement, either alone or in combination, has or will result in any material income Taxes payable by the Corporation or any Subsidiary, other than as a result of the loss, reduction, or limitation of any net operating losses, credits, deductions, carryforwards of such or other items, or other Tax attributes.

3.8 Employee Matters/Employee Benefit Plans. Except for matters which would not, individually, or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(a) Except as accrued thereafter in accordance with the terms of the Plans as of the date hereof, neither the Corporation nor any of its Subsidiaries has incurred any material liability, and no event, transaction or condition has occurred or exists that could result in any material liability, on account of any Plans, including but not limited to liability for (i) additional contributions required to be made under the terms of any Plan or its related trust, insurance contract or other funding arrangement with respect to periods ending on or prior to the date hereof which are not reflected, reserved against or accrued in the Corporation’s financial statements; or (ii) breaches by the Corporation, or, to the Knowledge of Seller, the trustees under the trusts created under the Plans, or any other Persons under ERISA or any other applicable Law. Each of the Plans has been operated and administered in material compliance with its terms, all applicable Laws and, if applicable, collective bargaining agreements. Since December 27, 2007, neither the Corporation nor any of its Subsidiaries has communicated to any current or former director, officer, employee or consultant thereof any intention or commitment to amend or modify any Plan, or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, which would materially increase the cost to the Corporation and the Subsidiaries, taken as a whole.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust (if any) forming a part thereof has received or requested a favorable determination letter or is covered by an opinion letter from the Internal Revenue Service and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. All amendments and actions required to bring each Plan into conformity with the applicable provisions of ERISA, the Code, and any other applicable Laws have been made or taken.

(c) There are no pending or threatened claims by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan, other than routine claims for benefits in the ordinary course. The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service or the Department of Labor.

(d) None of the Plans provides benefits of any kind with respect to current or former employees, officers, or directors (or their beneficiaries) of the Corporation or any of its Subsidiaries beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B of the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by Section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

(e) No Plan sponsored by the Corporation is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a “multiple employer plan” as addressed in section 4063 or 4064 of ERISA. No Plan sponsored by the Corporation is subject to Title IV of ERISA.

(f) The consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, including, without limitation, the passage of time) result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under any agreement or oral arrangement to any current or former director, officer, employee or consultant of the Corporation or any of its Subsidiaries, (ii) any increase in the amount of salary, wages or other benefits payable to any director, officer, employee or consultant of the Corporation or any of its Subsidiaries, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation (including, without limitation, any increased or accelerated funding obligation) payable to any director, officer, employee or consultant of the Corporation or any of its Subsidiaries.

(g) There is, and since December 27, 2007 there has been, to the Knowledge of Seller, (i) (A) no unfair labor practice complaint pending or threatened against the Corporation before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or threatened against the Corporation or any of its Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Corporation or any of its Subsidiaries, and (ii)  (A) no union organizing activities are currently taking place concerning the employees of the Corporation or any of its Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws.

3.9 Litigation. There are no material actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Seller, threatened against or affecting the Corporation or any Subsidiary or any of their officers, directors, employees or agents in their capacity as such, or any of the Corporation’s or any of its Subsidiaries’ respective Assets and Properties or the respective businesses of the Corporation or its Subsidiaries that, if determined adversely to the Corporation or such Subsidiary or any of their officers, directors, employees or agents in their capacity as such would be reasonably expected to be material to the Corporation and its Subsidiaries, and to the Knowledge of Seller, there are no facts or circumstances which may give rise to any of the foregoing. Neither the Corporation nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental or Regulatory Authority.

3.10 Claims Against Officers and Directors. There are no pending or, to the Knowledge of Seller, threatened claims against any current or former director, officer, employee or agent of the Corporation, any of its Subsidiaries or any other Person, which could give rise to any claim for indemnification against the Corporation or any of its Subsidiaries or cause the Corporation or any of its Subsidiaries to incur any liability or otherwise suffer or incur any Loss.

3.11 Insurance. The Corporation and its Subsidiaries, as the case may be, maintain insurance policies that provide adequate and suitable insurance coverage for their respective businesses and are on such terms, cover such risks and are in such amounts as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business. All such insurance is fully in force on the date hereof except where the failure to maintain such insurance would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

3.12 Compliance with Law. To the Knowledge of Seller, each of the Corporation and its Subsidiaries is in material compliance and, at all times since December 27, 2007, has been in compliance in all material respects with all applicable Laws relating to each of them or their respective Assets and Properties or business. No investigation or review by any Governmental or Regulatory Authority or self-regulatory authority is pending or, to the Knowledge of Seller, threatened, nor has any such authority indicated in writing to Seller or the Corporation or any of its Subsidiaries an intention to conduct an investigation or review of the Corporation or any of its Subsidiaries.

3.13 Undisclosed Liabilities. Neither the Corporation nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities and obligations incurred after March 31, 2008 in the ordinary course of business consistent with past practice (including as to amount and nature).

3.14 Related Parties. Since December 27, 2007, there have been no transactions with “related persons” (as such term is defined by Item 404 of Regulation S-K promulgated under the Securities Act (“Item 404”) of the Corporation that would be required to be disclosed pursuant to Item 404 that have not been disclosed as required by Item 404.

3.15 Intellectual Property.

(a) The Corporation and its Subsidiaries own or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, service names, copyrights, trade secrets and other proprietary information (collectively, “Intellectual Property”) owned or licensed by them or which are necessary for the conduct of their respective businesses, except where the failure to own, license or have such rights would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice; (i) to the Knowledge of Seller, there are no third parties who have, or will be able to establish, rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Corporation or any of its Subsidiaries; (ii) to Seller’s Knowledge, there is no infringement by third parties of any Intellectual Property; (iii) there is no pending or, to Seller’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Corporation’s or any of its Subsidiaries’ rights in or to any Intellectual Property; (iv) there is no pending or, to Seller’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property, and to Seller’s Knowledge, there are no facts which could form a reasonable basis for any such claim; and (v) there is no pending or, to Seller’s Knowledge, threatened action, suit, proceeding or claim by others that the Corporation or any of its Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade name, service name, trade secret or other proprietary rights of others, and to Seller’s Knowledge there are no facts which could form a reasonable basis for any such action, suit, proceeding or claim;

(b) All Intellectual Property has been duly registered with, filed in or issued by the relevant filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and such registrations, filings or issuances remain in full force and effect, other than as would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice.

3.16 Environmental Matters.

(a) The Corporation and its Subsidiaries and their Assets and Properties and operations are and, to the Knowledge of Seller, have been in compliance with, and hold all permits, authorizations and approvals required under, Environmental Laws, except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, adversely affect the ability of the Corporation and it Subsidiaries to conduct their business in the ordinary course, consistent with past practice.

(b) Except as would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice, there are no past, present or, to the Knowledge of Seller, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or material liabilities to the Corporation or any of its Subsidiaries under, or to materially interfere with or materially prevent compliance by the Corporation or any of its Subsidiaries with, Environmental Laws.

(c) Except as would not, individually or in the aggregate, adversely affect the ability of the Corporation and its Subsidiaries to conduct their business in the ordinary course, consistent with past practice, none of the Corporation or any of its Subsidiaries (i) to the Knowledge of Seller, is the subject of any investigation, (ii) has received any written notice or claim, (iii) is a party to or affected by any pending, or to the Knowledge of Seller, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged material violation of any Environmental Law or any actual or alleged material release or threatened material release or cleanup at any location of any Hazardous Materials.

3.17 Contracts.

(a) The agreements, contracts or instruments filed with the SEC as exhibits to the Current FMO SEC Documents or that are attached as exhibits to the FMO Bankruptcy Plan (the “Material Contracts”) are the only material agreements, contracts or instruments that are binding upon the Corporation and its Subsidiaries that are material to the operation of the business of the Corporation and its Subsidiaries, taken as a whole. The Material Contracts filed with the SEC as exhibits to the Current FMO SEC Documents are the only agreements, contracts or instruments required to be disclosed by the Corporation under Item 601 of Regulation S-K promulgated under the Securities Act.

(b) To the Knowledge of Seller, prior to the date hereof, true, correct and complete copies of each Material Contract have been delivered or made available to Buyer. Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Corporation or any of the Subsidiaries, as the case may be, and, to the Knowledge of Seller, of each other party thereto; and neither the Corporation nor any of the Subsidiaries nor, to the Knowledge of Seller, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

3.18 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Seller to Buyer or any representative or Affiliate of Buyer in connection with this Agreement or any of the transactions contemplated hereby, nor any of the matters disclosed in the Current FMO SEC Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BARBERRY

Except as set forth on the Barberry disclosure schedule delivered by Barberry to Buyer concurrently with the execution and delivery of this Agreement (the “Barberry Disclosure Schedule”), Barberry hereby makes the following representations and warranties contained in this Article IV to Seller. The Barberry Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article IV. Unless otherwise specified herein, disclosure made in any particular Section of the Barberry Disclosure Schedule shall be deemed made in any other Section or Sections of the Buyer Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face from the text of such disclosure.

4.1 Organization of Barberry. Barberry is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Barberry has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2 Authority. The execution and delivery by Barberry of this Agreement, and the performance by Barberry of its obligations hereunder, have been duly and validly authorized by Barberry’s board of directors and no other action on the part of Barberry is necessary for such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by Barberry and constitutes a legal, valid and binding obligation of Barberry, enforceable against Barberry in accordance with its terms.

4.3 No Conflicts. The execution and delivery by Barberry of this Agreement do not, and the performance by Barberry of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Barberry;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Barberry; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Barberry to obtain any consent, approval or action of, make any filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) with or give any notice to any Person, as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien under, any Contract or License to which the Purchase Stock is bound.

4.4 Governmental Consents and Approvals. No consent, authorization or approval of, filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) or registration with, or cooperation from, any Governmental or Regulatory Authority is necessary in connection with the execution, delivery and performance by Barberry of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Solvency of Barberry. Section 4.5 of the Barberry Disclosure Schedule sets forth the net worth of Barberry as of the date hereof.

4.6 Brokers. Barberry has not used any broker or finder in connection with the transactions contemplated hereby, and neither Buyer nor any Affiliate of Buyer has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by Barberry in connection with any of the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER AND IEH

Except as set forth on the Buyer disclosure schedule delivered by Buyer and IEH to Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”), Buyer and IEH hereby make the following representations and warranties contained in this Article V to Seller. The Buyer Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article V. Unless otherwise specified herein, disclosure made in any particular Section of the Buyer Disclosure Schedule shall be deemed made in any other Section or Sections of the Buyer Disclosure Schedule to which the relevance of such disclosure is readily apparent on its face from the text of such disclosure.

5.1 Organization of Buyer and IEH. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. IEH is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of IEH and Buyer has full organizational power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

5.2 Authority. The execution and delivery by each of Buyer and IEH of this Agreement, and the performance by each of Buyer and IEH of its respective obligations hereunder, have been duly and validly authorized and no other action on the part of Buyer or IEH or IEH’s general partner is necessary. This Agreement has been duly and validly executed and delivered by each of Buyer and IEH and constitutes a legal, valid and binding obligation of each of Buyer and IEH enforceable against each of Buyer and IEH in accordance with its terms.

5.3 No Conflicts. The execution and delivery by each of Buyer and IEH of this Agreement do not, and the performance by each of Buyer and IEH of its respective obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:

(a) conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the organizational documents of either Buyer or IEH;

(b) conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to Buyer or IEH (other than such conflicts, violations or breaches which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Buyer or IEH); or

(c) (i) conflict with, or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Buyer or IEH to obtain any consent, approval or action of, make any filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Buyer or IEH or any of their respective Assets and Properties under, any Contract or License to which Buyer or IEH is a party or by which any of their respective Assets and Properties are bound.

5.4 Consents and Approvals. No consent, authorization or approval of, filing (other than with the SEC pursuant to Section 13 and Section 16 of the Exchange Act) or registration with, or cooperation from, any Governmental or Regulatory Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by each of Buyer and IEH of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Brokers. Neither Buyer nor IEH has used any broker or finder in connection with the transactions contemplated hereby, and neither Seller nor the Corporation has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained or purporting to be retained by Buyer or by IEH in connection with any of the transactions contemplated by this Agreement.

5.6 Investor Representation. Buyer will acquire the Purchase Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Purchase Stock in violation of the federal securities Laws or any applicable foreign or state securities Laws, and understands that the Purchase Stock will be sold without registration under the federal and applicable state securities Laws in reliance upon such representation. Buyer will not offer to sell or otherwise dispose of the Purchase Stock acquired by it hereunder in violation of any of the registration requirements of the Securities Act or any comparable state Laws.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Barberry.

(a) Barberry agrees to indemnify Buyer, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents, or representatives (other than Carl Icahn and his Affiliates other than Icahn Enterprises G.P. Inc. and its controlled Affiliates; provided, however, that for all purposes of this Article VI, neither the Corporation nor any of its controlled Affiliates shall be deemed to be Affiliates of Icahn Enterprises G.P. Inc.) (each an “Indemnified Person” and collectively, the “Indemnified Persons”) against, and to hold each Indemnified Person harmless from, any and all Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with (i) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement, (ii) any breach of or failure by Seller to perform any of its covenants or obligations set out or contemplated in this Agreement, (iii) any Contract that Carl Icahn or any of his Affiliates entered into prior to the date hereof in connection with or relating to the FMO Bankruptcy Plan or (iv) 1879 Hall, LLC, including (A) any disputes directly or indirectly related thereto (including any items disclosed in Section 2.3 of the Seller Disclosure Schedule) or (B) the Chelonian Assignment and Assumption Agreement. Notwithstanding any provisions to the contrary contained herein, (x) indemnification for Losses under this Section 6.1(a) shall be payable by Barberry only if the aggregate amount of all Losses by the Indemnified Persons shall exceed the Basket Amount, at which time all such Losses, including any Losses comprising the Basket Amount, shall be recoverable and (y) the aggregate liability of Barberry for indemnification under Section 6.1(a)(i) and Section 6.1(a)(ii) shall in no event exceed the Cap Amount.

(b) For purposes of this Article VI, (i) any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, “Material Adverse Effect”, “Material Adverse Change” or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty and (ii) any qualification of any representations and warranties by reference to the General Knowledge Qualifier shall be disregarded in determining whether any such representations or warranties have been breached and in the calculation of the amount of any Losses resulting therefrom.

6.2 Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to Barberry of such claim and the amount the Indemnified Person will be entitled to receive hereunder from Barberry; provided that the failure of the Indemnified Person to promptly give notice shall not relieve Barberry of its obligations except to the extent (if any) that Barberry shall have been prejudiced thereby. If Barberry does not object in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from Barberry the amount of such claim, and no later objection by Barberry shall be permitted; if Barberry agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from Barberry the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. In addition to the amounts recoverable by the Indemnified Person from Barberry pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from Barberry interest on such amounts at the rate of Two Times Prime from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

6.3 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to Barberry of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve Barberry of its obligations except to the extent (if any) that Barberry shall have been prejudiced thereby. Barberry may, at its own expense, participate in the defense of any Third Party Claim, suit, action or proceeding (a) upon notice to the Indemnified Person and (b) upon delivery by Barberry to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such Third Party Claim, suit, action or proceeding and that Barberry shall be liable for the entire amount of any Loss, at any time during the course of any such Third Party Claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) Barberry’s counsel is reasonably satisfactory to the Indemnified Person, and (ii) Barberry shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such Third Party Claim, suit, action or proceeding. If Barberry assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Barberry. If, however, the Indemnified Person reasonably determines in its judgment that representation by Barberry’s counsel of both Barberry and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such Third Party Claim, action, suit or proceeding and Barberry shall pay all of the fees and disbursements in connection with the retention of such separate counsel. If Barberry fails to promptly notify the Indemnified Party that Barberry desires to defend the Third Party Claim pursuant, or if Barberry gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of Barberry, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Person in good faith or will be settled at the discretion of the Indemnified Person (with the consent of Barberry, which consent will not be unreasonably withheld). The Indemnified Person will have full control of such defense and proceedings, including any compromise or settlement thereof. Whether or not Barberry chooses to defend or prosecute any such Third Party Claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

6.4 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or Barberry, of any claim, suit, action or proceeding shall also be binding upon Barberry or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise thereof; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give Barberry at least thirty (30) days notice of any proposed settlement or compromise of any Third Party Claim, suit, action or proceeding it is defending, during which time Barberry may reject such proposed settlement or compromise; provided, however, that from and after such rejection, Barberry shall be obligated to assume the defense of and full and complete liability and responsibility for such Third Party Claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

6.5 Failure of Barberry to Act.

In the event that Barberry does not assume the defense of any Third Party Claim, suit, action or proceeding brought against an Indemnified Person, then any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim, suit, action or proceeding or to cause the same to be done, shall not relieve Barberry of any of its obligations under this Agreement.

6.6 Tax Character.

Barberry, Seller and Buyer agree that any payments pursuant to this Article VI will be treated for federal and state income Tax purposes as adjustments to the Purchase Price, and that they will report such payments on all Tax Returns consistently with such characterization.

6.7 Sole and Exclusive Remedy. The indemnification remedy provided to the Indemnified Persons under this Article VI shall be the sole and exclusive remedy to which the Buyer and each other Indemnified Person shall be entitled after the Closing under this Agreement.

ARTICLE VII

DEFINITIONS

7.1 Defined Terms.

As used in this Agreement, the following defined terms have the meanings indicated below:

“Additional Purchase Date” has the meaning ascribed to it in Section 1.5.

“Additional Purchase Price” has the meaning ascribed to it in Section 1.5(a).

“Additional Purchase Stock” has the meaning ascribed to it in Section 1.5(a).

“Additional Third Party Shares” has the meaning ascribed to it in Section 1.5(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

“Agreement” has the meaning ascribed to it in the recitals.

“Asbestos Trust” shall mean the Federal-Mogul Asbestos Personal Injury Trust.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Barberry” has the meaning ascribed to it in the recitals.

“Barberry Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article IV.

“Basket Amount” means Fifty Million Dollars ($50,000,000).

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

“Business or Condition” of any Person means the business, condition (financial or otherwise), properties, assets or results of operations or prospects of such Person, taken as a whole.

“Buyer” has the meaning ascribed to it in the recitals.

“Buyer Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article V.

“Cap Amount” shall be equal to the Purchase Price plus the aggregate amount of the Additional Purchase Price paid for any Additional Purchase Stock.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“Chelonian Assignment and Assumption Agreement” means an agreement to be entered into among Buyer, Seller and Chelonian Subsidiary, LLC (“Chelonian”), pursuant to which, among other things (i) each of Seller and Chelonian shall transfer and convey all of their right, title and interest in, to and under certain agreements described therein, and (ii) Buyer shall accept all of Seller’s and Chelonian’s right, title and interest, and shall assume all of Seller’s and Chelonian’s obligations and responsibilities, in, to and under such agreements, upon the terms and subject to the conditions thereof.

“Claims Stock” has the meaning ascribed to it in the recitals.

“Closing” has the meaning ascribed to it in Section 1.3.

“Closing Date” has the meaning ascribed to it in Section 1.3.

“Closing Date Convertible Securities” has the meaning ascribed to it in Section 1.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable and to which either the Corporation or any of its Subsidiaries is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Interest” has the meaning ascribed to it in Section 1.5(a).

“Corporation” has the meaning ascribed to it in the recitals.

“Corporation Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article III.

“Current FMO SEC Documents” means the items identified in clauses (i) and (ii) of the definition of “FMO SEC Documents” contained in this Article VII.

“Dollars” or numbers proceeded by the symbol “$” means amounts in United States Dollars.

“Environmental Claim” means any action, lawsuit, claim or proceeding (including, without limitations, actions, lawsuits, claims or proceedings by private individuals, Governmental or Regulatory Authorities and employees) arising under any Environmental Law. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

“Environmental Law” means all applicable foreign, federal, state, district, and local civil and criminal laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, injunctions, judicial or administrative orders, and contractual obligations relating to public health, welfare and the environment, or for the safety and health of employees or individuals, including, without limitation, those requirements relating to the storage, handling and use of chemicals and other Hazardous Materials, those relating to the generation, processing, treatment, storage, transport, investigation and remediation, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive species or areas. Environmental Laws include but are not limited to OSHA, CERCLA, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990 (“OPA”), as amended, the Hazardous Materials Transportation Act, as amended, the Endangered Species Act of 1973, and the state analogs to these.

“Environmental Permit” means any permit, license, approval, registration or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FMO Bankruptcy Plan” shall mean the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) of the Corporation under Chapter 11 of Title 11 of the United States Code, which became effective on December 27, 2007, and all exhibits, schedules and other documents ancillary thereto and/or incorporated therein.

“FMO Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 27, 2007, by and among the Corporation, Seller and certain other parties.

“FMO Registration Rights Assignment Agreement” means an agreement to be entered into between Buyer and Seller, pursuant to which all rights and obligations of Seller under the FMO Registration Rights Agreement, solely with respect to the Purchase Stock (including without limitation any Additional Purchase Stock sold pursuant to Section 1.5), shall be assigned by Seller to, and assumed by, Buyer. It is the intent of Buyer and Seller that the FMO Registration Rights Assignment Agreement shall constitute a contractual assignment from Seller to Buyer for purposes of the FMO Registration Rights Agreement, such that, after giving effect to the FMO Registration Rights Assignment Agreement, the shares that are the subject of such agreement shall be deemed “Registrable Securities” as defined in the FMO Registration Rights Agreement, and Seller and Buyer agree to use commercially reasonable efforts to cause the FMO Registration Rights Assignment Agreement to have such effect.

“FMO SEC Documents” means, when taken as a whole: (i) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by the Corporation with the SEC since December 18, 2007; (ii) any documents (including exhibits and other information incorporated therein) filed by the Corporation with the SEC since December 18, 2007 on a voluntary basis on Current Reports on Form 8-K; (iii) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by the Corporation’s predecessor, Federal-Mogul, a Michigan corporation (the “Predecessor”), with the SEC from January 1, 2001 through December 24, 2007; and (iv) any documents (including exhibits and other information incorporated therein) filed by the Predecessor with the SEC from January 1, 2001 through December 24, 2007 on a voluntary basis on Current Reports on Form 8-K.

“FMO Stock” has the meaning ascribed to it in the recitals.

“GAAP” means U.S. generally accepted accounting principles at the time in effect.

“General Knowledge Qualifier” has the meaning ascribed to it in the introductory paragraph of Article III.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, administrative or other agency, commission, authority, licensing board official or other instrumentality of the United States or any state, county, city or other political subdivision thereof, or of any foreign government having competent jurisdiction over the Business or Condition of any Person.

“Hazardous Material” means “hazardous substance” and “pollutant or contaminant,” as those terms are defined or used in Section 101 of CERCLA and any other substances or chemicals regulated because of their effect or potential effect on public health and the environment, or the health and safety of employees or individuals, including, without limitation, (i) petroleum, petroleum hydrocarbons, or any fraction or byproduct thereof, (ii) natural gas liquids, (iii) polychlorinated byphenyls in any form or condition, (iv) lead paint, (v) asbestos containing materials in any form or condition, (vi) urea formaldehyde, (vi) radioactive materials, including any naturally occurring radioactive material, and any source, special or byproduct material, and (vii) putrescible and infectious materials.

“IEH” has the meaning ascribed to it in the recitals.

“Indemnified Person” or “Indemnified Persons” have the respective meanings ascribed to them in Section 8.1.

“Intellectual Property” has the meaning ascribed to it in Section 3.15(a).

“Item 404” has the meaning ascribed to it in Section 3.14.

“Knowledge” means, with respect to (i) Seller, the actual knowledge of the persons listed in Section 1.1 of the Seller Disclosure Schedule under “Seller’s Knowledge Parties” and (ii) Buyer, the actual knowledge of the persons listed in Section 1.1 of the Buyer Disclosure Schedule under “Buyer’s Knowledge Parties”.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“License” means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or other adverse claim of any kind or description.

“Loss” or “Losses” means any and all liabilities, losses, costs, claims, obligations, damages (including consequential damages if and to the extent actually paid to a third party in connection with a Third Party Claim, amounts paid in settlement, and reasonable expenses of investigation, enforcement and collection), penalties and expenses (including attorneys’ and accountants’ fees and expenses and costs of investigation and litigation), whether absolute, accrued, conditional or otherwise.

“Material Adverse Effect” or “Material Adverse Change,” as to any Person, means a material adverse change (or circumstance involving a prospective change) in the Business or Condition of such Person. Unless the context otherwise indicates or requires, any reference herein to a “Material Adverse Effect” or “Material Adverse Change” shall mean a “Material Adverse Effect” or “Material Adverse Change” with respect to the Corporation and its Subsidiaries, taken as a whole.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“OSHA” means the Occupational Safety and Health Act, as amended, or any successor statute, and any regulations promulgated thereunder.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plans” shall mean all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA, maintained or contributed to by the Corporation or any of its Subsidiaries.

“Purchase Price” has the meaning ascribed to it in Section 1.2.

“Purchase Stock” has the meaning ascribed to it in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning ascribed to it in the recitals.

“Seller Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph of Article II.

“Stock Option Agreement” shall mean that certain Stock Option Agreement, dated December 27, 2007, by and among the Corporation, the Asbestos Trust, and Seller.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by a Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

“Tax Authority” means the U.S. Internal Revenue Service or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Claim” has the meaning ascribed to it in Section 8.3.

“Trust Stock” has the meaning ascribed to it in the recitals.

“Two Times Prime” means two times the prime rate published by Citibank, N.A.

“UK NOLs” means trading losses, excess capital allowances, non-trading deficits on loan relationships, charges on income, Schedule A losses, excess management expenses and non-trading losses on intangible fixed assets, as defined and computed for UK corporation tax purposes.

ARTICLE VIII

MISCELLANEOUS

8.1 Investigation. It shall be no defense to an action for breach of this Agreement that Buyer or its agents have (or have not) made investigations into the affairs of the Corporation or have Knowledge of a misrepresentation or breach of warranty or that the Corporation or Seller could not have known of the misrepresentation or breach of warranty.

8.2 Survival of Representations and Warranties. The representations and warranties of the parties hereunder shall survive the Closing for the shorter of (i) a period of six (6) years from the Closing Date or (ii) for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended.

8.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof, constitutes the entire agreement between the parties hereto and supersedes any and all prior discussions and agreements between the parties relating to the subject matter hereof.

8.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

8.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Person shall be a third party beneficiary of Article VI.

8.7 Assignment; Binding Effect. No party may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

8.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, except as to matters relating to the internal affairs of Buyer, IEH, Seller or Barberry, which shall be governed by the respective law of their organization or incorporation, as the case may be.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.13 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any New York State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 8.15 (other than facsimile transmission). Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

8.14 Expenses. All expenses, costs and fees in connection with the transactions contemplated hereby (including fees and disbursements of counsel, consultants and accountants) incurred by (a) Seller shall be paid and borne exclusively by Seller, (b) Buyer shall be paid and borne exclusively by Buyer, (c) IEH shall be paid and borne exclusively by IEH, and (d) Barberry shall be paid and borne exclusively by Barberry. All transfer, documentary, sales, use, stamp and registration Taxes imposed with respect to the purchase and sale of the Purchase Stock shall be borne by Seller.

8.15 Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

If to Seller:

Thornwood Associates Limited Partnership
White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601
Attn: Keith Cozza

With a copy to:

Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
Attn: Jordan Bleznick

And to:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attn: Philip J. Flink

If to Barberry:

Barberry Corp.
White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601
Attn: Keith Cozza

With a copy to:

Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
Attn: Jordan Bleznick

If to Buyer or IEH:

c/o Icahn Enterprises Holdings L.P.
White Plains Plaza
445 Hamilton Avenue - Suite 1210
White Plains, NY 10601
Attn: Peter Shea

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: William D. Regner

And to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn: Julie M. Allen

or to such other address as a party may from time to time designate in writing in accordance with this Section 8.15. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 8.15, or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

8.16 Further Assurances. Each of the parties hereto covenants and agrees that, from time to time subsequent to Closing, it will, at the request of the other party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as such other party may from time to time request be executed or done in order to better evidence, perfect or effect any provision of this Agreement, or of any agreement or other document executed pursuant to this Agreement, or any of the respective obligations intended to be created hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Barberry Corp.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary and Treasurer

Thornwood Associates Limited Partnership By: Barberry Corp., its general partner

By:	/s/ Keith Cozza
Name: Keith Cozza Title: Secretary and Treasurer

IEH FM Holdings LLC By: Icahn Enterprises Holdings L.P., its sole member By: Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Peter K. Shea
Name: Peter K. Shea Title: President

Icahn Enterprises Holdings L.P. By: Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Peter K. Shea
Name: Peter K. Shea Title: President

[Signature Page to the Stock Purchase Agreement - Thornwood to IEH]